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SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED JULY 27, 2006
(TO PROSPECTUS DATED JUNE 14, 2006)

                                  $248,503,651
                                 (APPROXIMATE)

                               INDYMAC MBS, INC.
                                   DEPOSITOR

                            [INDYMACBANK, F.S.B. LOGO]
                           SPONSOR, SELLER AND SERVICER

                RESIDENTIAL ASSET SECURITIZATION TRUST 2006-A10
                                 ISSUING ENTITY

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-J
                            ------------------------

    This Supplement amends the prospectus supplement dated July 27, 2006 (the 'PROSPECTUS SUPPLEMENT') that has been issued with respect to the Residential Asset Securitization Trust 2006-A10, Mortgage Pass-Through Certificates, Series 2006-J (the 'CERTIFICATES'), as described below.

      The percentage in the column titled 'Initial Pass-Through Rate' for the Class A-2 Certificates in the table on page S-9 of the Summary of the Prospectus Supplement is hereby deleted and replaced by the percentage '0.45187'

      The percentage in payment rules (3)(a)(i)(x) and (3)(a)(iii)(x) under caption 'Priority of Distributions Among Certificates' in the paragraph titled 'Principal Distributions -- Senior Certificates (other than the notional amount certificates and Class PO Certificates)' on page S-13 of the Summary of the Prospectus Supplement is deleted and replaced by the percentage '89.9976600608%.' Payment rules (3)(a)(i)(x) and (3)(a)(iii)(x)
      will each read as follows:

      '(x) 89.9976600608% to the Class A-1 Certificates, until its class certificate balance is reduced to zero, and'

      The percentage in payment rules (iii)(a)(1)(x) and (iii)(a)(3)(x) in the paragraph titled 'Senior Principal Distribution Amount' on page S-62 and S-63, respectively, of the Prospectus Supplement is deleted and replaced by the percentage: '89.9976600608%.' Payment rules (iii)(a)(1)(x) and
      (iii)(a)(3)(x) will each read as follows:

      '(x) 89.9976600608% to the Class A-1 Certificates, until its Class Certificate Balance is reduced to zero, and'

                            ------------------------

                              GOLDMAN, SACHS & CO.

                               SEPTEMBER 22, 2006